 Exhibit 1

AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Dermata Therapeutics, Inc. a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 27th day of August, 2021.

August 27, 2021

By:	/s/ Gerald T. Proehl

    Gerald T. Proehl

PROEHL INVESTMENT VENTURES LLC

By: Gerald T. Proehl, its Managing Member

By:	/s/ Gerald T. Proehl

Name:	Gerald T. Proehl
Title:	Managing Member